Exhibit 99.1

For more information, contact:
Chris Sternberg
Sr. Vice President, Corporate Communications
502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S FOUNDER JOHN SCHNATTER ASSUMES
NEW ROLE AS NON-EMPLOYEE CHAIRMAN OF THE BOARD

Louisville, KY (May 14, 2007) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced a change in position for founder John Schnatter, from Executive Chairman to non-employee, Founder Chairman. In addition to chairing the company’s board of directors, Schnatter will continue in his popular role of advertising and brand spokesperson for the world’s third largest pizza company.

Schnatter requested the Board to adopt the new role. He has agreed to serve without cash compensation, instead opting to receive only company stock options.

“With Nigel Travis having led the company for the last two years as president and CEO, and the strength of our Board and the management team supporting him, the time is right for me to pull back a bit from the day-to-day operation of the company,” stated Schnatter. “I’m fine working for stock options alone — that way, I get compensated only if the rest of the shareholders win through a stock price increase.”

Schnatter started Papa John’s in the back of his father’s Jeffersonville, IN tavern in 1984 with $1,600 in used restaurant equipment. With a commitment to making a traditional pizza by using fresh dough and superior-quality ingredients, today Papa John’s boasts more than 3,000 restaurants in 50 states and 29 countries.

“I have never met anyone who is more fanatical about quality than John Schnatter,” commented Papa John’s president and CEO, Nigel Travis. “John is a tremendous asset to this brand and we welcome his continued leadership and involvement as Chairman and brand spokesperson. We are committed to growing this wonderful brand by continuing to deliver on our ‘Better Ingredients, Better Pizza’ brand promise.”

Schnatter was recently inducted into the U.S. Junior Achievement Hall of Fame, the youngest business leader to have earned this distinction. Schnatter’s other awards include being named one of the Ten Outstanding Young Americans for 2000 by the National Jaycees and 1998 National Ernst & Young Retail/Consumer Entrepreneur of The Year.

Headquartered in Louisville, KY, Papa John’s is the world’s third-largest pizza company. For seven years running, consumers have rated Papa John’s no. 1 in customer satisfaction among all national QSR chains in the highly regarded American Customer Satisfaction Index (ACSI). For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

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